Exhibit 21
 Tutor Perini Corporation
Subsidiaries of the Registrant

Name	Place of Organization	Percentage of Interest or Voting Securities Owned

Tutor Perini Corporation	Massachusetts

Perini Building Company, Inc.	Arizona	100%

Tutor-Saliba, LLC	California	100%

Tutor-Saliba Corporation	California	100%

Desert Plumbing & Heating Co., Inc.	Nevada	100%

Powerco Electric Corp.	California	100%

Black Construction	Guam	100%

Perini Management Services, Inc.	Massachusetts	100%

James A. Cummings, Inc.	Florida	100%

Cherry Hill Construction, Inc.	Maryland	100%

Rudolph and Sletten, Inc.	California	100%

Keating Building Company	Delaware	100%

Perini Environmental Services, Inc.	Delaware	100%

International Construction Management Services, Inc.	Delaware	100%

Percon Constructors, Inc.	Delaware	100%

Bow Leasing Company, Inc.	New Hampshire	100%

Perini Land & Development Company, Inc.	Massachusetts	100%

Paramount Development Associates, Inc.	Massachusetts	100%

Mt. Wayte Realty, LLC	Delaware	100%

Superior Gunite LLC	Delaware	100%

Superior Gunite	California	100%

Johnson Western Constructors, Inc.	California	100%

Johnson Western Gunite Company	California	100%

Valley Concrete & Framing, Inc.	California	100%

Fisk Acquisition, Inc.	Delaware	100%

Fisk Electric Company	Texas	100%

Fisk International, Ltd.	Delaware	100%